EXHIBIT 10.33

EMRO MARKETING COMPANY

DEFERRED COMPENSATION PLAN

As Amended and Restated

Effective January 1, 2009

ARTICLE I

I.	Purpose

This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated personnel. Such personnel will be permitted to elect to defer receipt of a percentage of their gross pay as hereinafter defined.

No new deferral elections were permitted under this Plan after December 31, 1998, therefore all amounts are grandfathered and are not subject to the requirements of Internal Revenue Code section 409A. No future amendments to the Plan shall apply to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A unless such amendment expressly indicates otherwise.

ARTICLE II

II.	Eligibility

Select employees of Emro Marketing Company (including its subsidiaries Emro Propane Company and the Bosart Company) (“Company”) who serve in a management capacity with the Company or who are highly compensated shall be eligible to receive an offer of participation in the Plan. Every individual who is entitled to receive benefits under this Plan by reason of their acceptance of an offer to participate shall be known as a Participant. Every individual who is entitled to receive benefits under this Plan by reason of another individual’s death shall be known as a Beneficiary. The Beneficiary of a Participant under this Plan shall be such Beneficiary as may be provided under Article VII, Section C, of this Plan.

ARTICLE III

III.	Deferral Election

Effective January 1, 1999 no new Deferral Elections were permitted under the Plan.

Any amounts deferred under a prior election will be deemed to bear interest from the first day of the month following the date of deferral to the date of payment. Such interest will be added to the balance owed to the Participant or Beneficiary as of the first day of the following month. The balance owed to any Participant or Beneficiary will include any amount deferred (and the interest accrued on such deferrals), but unpaid, under the former Bosart Company Deferred Compensation Plan or the former Emro Propane Company Deferred Compensation Plan.

For interest credited after January 1, 1997, such interest will be computed on the balance owed to the Participant on the last day of the immediately preceding month at a rate equal to the average Prime Rate of the 30 largest banks, as published in the Wall Street Journal on the first business day of the applicable three-month period beginning either January 1, April 1, July 1, or October 1.

ARTICLE IV

IV.	Payment

Payment of benefits under this Plan shall be made upon the Participant’s termination of employment from the Affiliated Group as defined in Article VII(B), in a single sum payment. Participants who terminate employment on or after January 1, 2009 may elect to receive the single sum payment upon termination of employment or on February 1 of the calendar year following the calendar year in which the termination of employment occurs. This election shall be made no later than December 31, 2008. Termination of employment shall include but not be limited to resignation or retirement from the Company, disability (as defined in section 72(m)(7) of the Internal Revenue Code), or death. The balance of any benefit under this Plan not paid at the employee’s termination of employment shall accrue interest at the rate provided under Article III of this Deferred Compensation Plan until the entire balance has been paid.

Upon the death of a Participant before the payment of the entire balance of the Participant’s benefit under this Plan, such remaining benefit shall be payable to the Participant’s Beneficiary, as designated pursuant to Article VII(C), in full on or before the first day of the third month following the date of the Participant’s death.

The Plan Administrator has the sole discretion to approve a payment of all or a part of a Participant’s benefits under the Plan prior to the Participant’s termination of employment for a financial emergency. The Plan Administrator may also approve a payment of all or a part of the benefits payable to a Beneficiary under the Plan for a financial emergency. A financial emergency is defined as an unanticipated emergency that is caused by an event beyond the control of a Participant or Beneficiary and that would result in severe financial hardship to the individual if the early payment were not permitted. All such payments will be limited to the amount necessary to satisfy the financial emergency.

All payments of deferred compensation and the interest thereon shall be made in cash from the general funds of the Company and no special or separate fund shall be established and no other segregation of assets shall be made to assure the payment of any deferred compensation. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

ARTICLE V

V.	Administration of Deferred Compensation Plan

The Company has delegated its administrative authority hereunder to the person that it designates as the Plan Administrator. The Plan Administrator shall have authority to control and manage the operation and administration of the Deferred Compensation Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder.

ARTICLE VI

VI.	Amendment or Termination

A.	Amendments and Termination

The Company in its sole discretion and through its Board of Directors may amend or terminate this Plan at any time, but in no event shall such amendment or termination adversely affect the benefits accrued to the Participants or Beneficiaries hereunder prior to the effective date of such amendment or termination. Amendments may be made prospectively or retroactively.

B.	Delegation of Authority

In addition to the other methods of amending SSA’s employee benefit plans, practices and policies (hereinafter referred to as “SSA Employee Benefit Plans”) which have been authorized, or may in the future be authorized, by the Board, the Vice President of Human Resources of Marathon Petroleum Company LLC may approve the following types of amendments to SSA Employee benefit Plans:

(a)	With the opinion of counsel, technical amendments required by applicable laws and regulations;

(b)	With the opinion of counsel, amendments that are clarifications of plan provisions;

(c)	Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for SSA Employee Benefit Plans, needed changes are specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

(d)	Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

(e)	With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.

For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per SSA Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $500,000.

C.	Notice of Amendment or Termination

The Plan Administrator shall notify Participants or Beneficiaries of any amendment affecting their benefits under the Plan or terminating the Plan within a reasonable time after such action.

ARTICLE VII

VII.	Miscellaneous

A.	No Guarantee of Employment, etc.

Neither the creation of the Deferred Compensation Plan nor anything contained herein shall be construed as giving any Participant hereunder or other employees of the Company any right to remain in the employ of the Company.

B.	Right of Participants and Beneficiaries

Payment of benefits hereunder to Participants or Beneficiaries shall be made only to them and upon their personal receipts or endorsements, and there shall be no interest in any benefits to be paid prospectively. Benefits hereunder or the expectation of such benefits shall not be assignable by operation of law or otherwise, or be subject in any manner to anticipation, alienation, sale, transfer, pledge, encumbrance, or to reduction for the debts or defaults of such Participants or Beneficiaries whether to the Company or to others. However, this Section B shall not apply to portions of benefits applied at the direction of the person eligible to receive such benefits to the premiums on post-retirement life or health insurance provided under any Company program sponsored by an Affiliated Company, or to the withholding of taxes.

“Affiliated Company” means SSA and each related company or business which is part of the same controlled group under Code sections 414(b) or (c); provided that where specified by the Employer in applying Code section 1563(a)(1)-(a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent”. The term “Affiliated Company” shall also include any entity that previously met the requirements of an Affiliated Company as set forth herein that continues to employ a Participant to the extent so designed by the Plan Administrator.

In the case of mental incompetency of any person eligible to receive payment(s) under the Plan, payments shall be made to the person or institution satisfying the Company as to his, her or its right to receive payments for such eligible person.

C.	Designation of Beneficiary

Subject to any designation guidelines established by the Plan Administrator, each Participant shall have the right at any time to designate, or to rescind or change such designation of, a primary and a contingent Beneficiary to receive benefits payable in the event of the Participant’s death. Such designation, or rescission or change of designation, shall be made in writing and shall be filed with the Plan Administrator. The designation shall be effective as of the date filed with the Plan Administrator and shall be controlling over any disposition by will or otherwise. In the event that a Participant fails to so designate any Beneficiary, or in the event there shall be no Beneficiary so designated by such Participant living at the time of such Participant’s death, then and in either of said events, any such benefits shall be paid out in lump sum form to the person or persons comprising the first surviving class of the following classes:

1.	The Participant’s surviving spouse.

2.	The Participant’s surviving naturally born and legally adopted children.

3.	The Participant’s surviving parents.

4.	The Participant’s surviving brothers and sisters.

5.	The executor or administrator of the Participant’s estate.

D.	No Requirement to Fund

No provisions in this Plan, either directly or indirectly, shall be construed to require the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

E.	Controlling Law

To the extent not preempted by the laws of the United States of America, the laws of the State of Ohio shall be the controlling state law in all matters relating to this Plan and shall apply.

F.	Severability

If any provisions of the Deferred Compensation Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Deferred Compensation Plan, but this Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

IN WITNESS WHEREOF, Marathon Oil Company has caused its name to be hereunto subscribed by its Vice President, Marathon Oil Company, and its corporate seal to be hereto affixed.

MARATHON OIL COMPANY

By:	/s/ Eileen M. Campbell
Its:	Vice President – Human Resources

Attest:
Its:

(Corporate Seal)

STATE OF TEXAS	)
	)	ss.
COUNTY OF HARRIS	)

On this 19th day of December, 2008, before me, a notary public within and for the State of Texas, personally appeared Eileen M. Campbell to me personally known, who being by me first duly sworn, did depose and say that they are the Vice President, Human Resources of Marathon Oil Company, the Corporation named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and they acknowledged said instrument to be the free act and deed of said corporation.

Allicia Ann Hulett
Notary Public, State of Texas

(Notary Seal)